Exhibit 10.1
September 13, 2010
CONFIDENTIAL
Maria D. Stahl
45 Miller Street
Norfolk, MA 02056
Dear Maria:
On behalf of Idenix Pharmaceuticals, Inc. (“Idenix” or the “Company”), I am pleased to offer you the position of Senior Vice President and General Counsel, reporting directly to me as Chief Executive Officer and Chairman of the Board. The terms of our employment offer are set forth below.
1.	Commencement: Your employment will commence on or about a date mutually agreed upon (the “Commencement Date”), but with a tentative start date of October 11, 2010. Upon commencement of your employment, you may expect that the Board will elect you as an executive officer of Idenix and that you will be thereafter an “officer” of Idenix within the meaning of Rule 16a-1(f) under the Securities Exchange Act and an “executive officer” within the meaning of Rule 3b-7 under the Exchange Act. You agree to devote your full business time, best efforts, skill, knowledge, attention and energies to the advancement of Idenix’s interests and to the performance of your duties and responsibilities as an employee and officer of Idenix. You agree to abide by the rules, regulations, instructions, personnel practices and policies of Idenix and any changes therein may be adopted from time to time by Idenix.
2.	Base Salary: Your semi-monthly base salary will be $12,500 (equivalent to an annualized rate of $300,000), subject to applicable withholding and payable in accordance with normal payroll practices of Idenix. The Base Salary shall be reviewed annually for additional increases, if any, which is the sole discretion of the Idenix Compensation Committee of the Board of Directors (the “Board”). After any such increase, the term “Base Salary” as utilized herein shall thereafter refer to the increased amount. Base Salary shall not be reduced at any time without your express prior written consent.
3.	Equity: After the commencement of your employment, it will be recommended that you be awarded stock options to purchase 150,000 shares of common stock of Idenix pursuant to the terms of the Idenix Pharmaceuticals, Inc. 2005 Stock Incentive Plan (the “Plan”). The exercise price of such option will be the current fair market value of Idenix’s common stock on the date of grant. The recommendation will be acted upon shortly after the Commencement Date and you will receive a copy of the Plan and the related option agreement. Except as otherwise contemplated and provided by Section 8B hereof, the option will vest ratably over a 48-month period beginning on the last day of the month in which your employment commences. In addition, we expect that you will have annual performance targets and opportunities to be awarded additional equity awards and incentives. Such awards may include stock options, restricted stock grants and other equity linked incentives. The actual type of award and number of shares to be awarded under such target equity opportunity shall be subject to annual approval by the Board and/or the Compensation Committee conditioned upon the achievement of annual performance targets established by the Board. Currently, it is anticipated that the target equity award for 2010 would be comprised of an annual grant of options to purchase 80,000 shares of Idenix’s common stock on terms and conditions with respect to exercise price and vesting substantially similar to the initial “new hire” grant described above. Any award granted for fiscal year 2010 will be pro-rated according to your Commencement Date.

Maria Stahl
September 13, 2010

4.	Benefits: You will be eligible to participate in all benefit plans and programs Idenix provides generally to its senior level executives, subject to, and on a basis consistent with, the participation requirements and other terms and conditions of such plans and programs. Such programs currently include medical, dental, disability, life insurance and a 401(k) plan. You will be eligible to accrue four weeks of vacation per calendar year and such vacation carryover as is set forth in the policy approved by the Board. Paid time off will be prorated according to your Commencement Date.
5.	Location: This position is based at Idenix’ offices in Cambridge, Massachusetts.
6.	Sign-on Bonus: In connection with your commencement of employment, Idenix will pay to you within the first 30 days of your employment, a lump sum amount of $70,000. Such amount will be included and reported as bonus income on 2010 Form W-2 and will be subject to applicable withholding taxes. You agree that if you voluntarily terminate your employment with Idenix or are terminated by Idenix for Cause (as defined in Appendix A hereto) during the 12 month period immediately following the Commencement Date of your employment such amount will be repayable in its entirety to Idenix. Specifically, if you voluntarily terminate your employment or Idenix terminates your employment for cause on or prior to the 1st anniversary of your employment commencement, you will be liable for repayment of 100% of such amount.
7.	Incentive Based Compensation: In your role as Senior Vice President and General Counsel, you are eligible for an annual target cash bonus (“Target Bonus”) equal to 35% of your Base Salary. The actual cash bonus may range from 0% to a maximum aggregate amount of 200% of the Target Bonus, with any bonus for fiscal year 2010 being pro-rated according to the Commencement Date. Your Target Bonus as a percentage of Base Salary may, at the discretion of the Board, be periodically reviewed for increase. After any such increase, the term “Target Bonus” as used herein shall thereafter refer to the increased amount. The Target Bonus shall not be reduced at any time without your express prior written consent.
8.	Termination: You and Idenix each agree that your employment with Idenix is that of an employee at will. Both you and Idenix have the right to terminate your employment at any time for any or no reason, subject to the consequences provided herein. In the event Idenix terminates your employment for reasons other than Cause (as defined in Appendix A hereto) or you terminate your employment for Good Reason (as defined on Appendix A hereto) you will be eligible to receive the following Severance Compensation if you execute and allow to become effective within 60 days following your termination (such 60th day, the “Payment Date”), a severance and release of claims agreement (the “Severance Agreement”) provided by the Company. The Severance Compensation will begin on the Payment Date. The payment of the severance shall be subject to the terms and conditions set forth on Appendix B.

Maria Stahl
September 13, 2010

A.	Lump sum payment equivalent to one year of Base Salary and the greater of: (i) the Target Bonus for the year in which your termination of employment occurs; or (ii) the bonus you earned for the year preceding the year in which the termination of your employment occurs, less any and all applicable taxes and withholdings;
B.	Immediate vesting and exercisability of all outstanding equity awards, subject to the terms of such awards; and
C.	Provided you timely elect and remain eligible for benefits continuation pursuant to the federal “COBRA” laws, continued payment by Idenix of COBRA premiums for you (and your covered dependents) under the group health and dental insurance coverage at the active employee rates for a period of up to 12 months subsequent to the date of your termination. Any such payments and related coverage shall be discontinued in the event that you cease to be eligible for or to elect such COBRA coverage during such 12 month period. You will also be eligible for continued premium payment by Idenix if you elect to continue life insurance coverage for a period of up to 12 months, provided that such continued coverage is permitted under the terms of the life insurance plan.
9.	Termination Within One Year After a Change in Control. If your employment is terminated by Idenix (or any successor to Idenix) without Cause or you terminate your employment for Good Reason, in each case within one (1) year following a Change in Control (as defined in Appendix A hereto) in addition to the payments, benefits and entitlements provided pursuant to Section 8 above, you shall also be entitled to an additional lump-sum amount equivalent to one year of Base Salary and the greater of your Target Bonus for the year in which the termination of employment occurs or the actual bonus payable to you for the year preceding the year in which termination of employment occurs, payable as soon as practicable following the termination of employment. This additional benefit will be subject to your execution of the Severance Agreement as provided in Section 8.
10.	Excise Tax Provision. Anything herein to the contrary notwithstanding, to the extent that any payment, entitlement or benefit provided under this offer or any other agreement, plan, policy, program or arrangement of the Company (the “Payments”) would be subject to the imposition of the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any similar Federal or state law (an “Excise Tax”), the Payments shall be reduced (but not below zero) to the maximum amount as will result in no portion of the Payments being subject to such Excise Tax (the “Safe Harbor Cap”), but only if the net after-tax amount that would be received by you, taking into account all applicable Federal, state and local income taxes and the imposition of the Excise Tax, is greater than the net after-tax amount, similarly determines, that would be received by you if Payments are not reduced to the Safe Harbor Cap. If there is a reduction pursuant to this Section 9, the reduction shall be implemented as follows: (i) any cash payments, (ii) any taxable benefits, (iii) any nontaxable benefits, and (iv) any vesting of equity awards, in each case in reverse order beginning with payments or benefits that are to be paid the farthest in time from the date of change in control, to the extent necessary to avoid imposition of the excise tax under Code Section 4999.

Maria Stahl
September 13, 2010

11.	Section 409A: All payment for which provision is made in this offer letter shall be subject to the terms set forth in Appendix B.
12.	No Conflict: By your acceptance of this offer of employment, you hereby represent that you are not bound by the terms of any agreement with any previous employer or other party to refrain from competing, directly or indirectly, with the business of such previous employer or any other party. You further represent that your acceptance of this offer of employment and employment by Idenix does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by you in confidence or in trust prior to your employment with Idenix.
13.	Confidential Information of Prior Employers: You shall not use or disclose to Idenix any information in violation of any agreements with or rights of any prior employer, nor shall you use or provide to Idenix or bring to the premises of Idenix, any copies or tangible embodiments of non-public information belonging to or obtained from any such prior agreement.
14.	Work Status: You agree to provide to us, within three (3) days of your date of hire, documentation proving your eligibility to work in the United States, as required by the Immigration Reform and Control Act of 1986. You are licensed to practice law in the Commonwealth of Massachusetts and a member in good standing of the Massachusetts bar.
In the position of Senior Vice President and General Counsel, you will have access to valuable, confidential and proprietary information. Accordingly, as a condition to commencing employment with Idenix, you will be required to enter into a confidentiality and non-disclosure agreement in standard form regarding the nondisclosure and nonuse of such valuable, confidential and proprietary information, which is enclosed with this letter. This offer is also contingent upon conducting a successful background check.
If you agree with the above terms, please sign both copies of this letter indicating your acceptance and return one copy to me at your earliest convenience but in any event no later than September 16, 2010. The second copy of this letter is for your records. This offer of employment will expire on September 17, 2010.
Very truly yours,
Jean-Pierre Sommadossi
Chairman and Chief Executive Officer
ACCEPTED as of this 16th day of September, 2010

/s/ Maria D. Stahl
Maria D. Stahl

Maria Stahl
September 13, 2010

Appendix A
“Change in Control” shall mean:
(i) any “person,” as such term is used in Sections 3(a)(9) and 13(d) of the Securities Exchange Act of 1934, becomes a “beneficial owner,” as such term is used in Rule 13d-3 promulgated under that act, of fifty percent (50%) or more of the Voting Stock of the Company, or Novartis Pharma AG disposes of its entire interest in the Company’s Voting Stock;
(ii) the Company adopts any plan of liquidation providing for the distribution of all or substantially all of its assets;
(iii) all or substantially all of the assets or business of the Company is disposed of pursuant to a merger, consolidation or other transaction (unless the shareholders of the Company immediately prior to such merger, consolidation or other transaction beneficially own, directly or indirectly, at least fifty percent (50%) of the Voting Stock or other ownership interests of the entity or entities, if any, that succeed to the business of the Company); or
(iv) the Company combines with another company and is the surviving corporation but, immediately after the combination, the shareholders of the Company immediately prior to the combination hold, directly or indirectly, fifty percent (50%) or less of the Voting Stock of the combined company (there being excluded from the number of shares held by such shareholders, but not from the Voting Stock of the combined company, any shares received by affiliates of such other company in exchange for stock of such other company).
For purposes of this definition of “Change in Control” the “Company” shall include any entity that succeeds to all or substantially all of the business of the Company and “Voting Stock” shall mean securities of any class or classes having general voting power under ordinary circumstances, in the absence of contingencies, to elect the directors of a corporation.

Maria Stahl
September 13, 2010

“Good Reason” to terminate your employment with Idenix shall be deemed to exist if, there is: (i) any adverse change in your title or a material diminution in your authority or responsibilities; (ii) a material reduction in your Base Salary; or (iii) the primary place of your employment is relocated by Idenix to a location more than 40 miles from Cambridge, Massachusetts. Notwithstanding the foregoing, Good Reason shall not be deemed to exist unless you notify the Company of the existence of the Good Reason condition within 90 days of its occurrence and the Company does not correct it within 30 days of such notice and your termination occurs no later than six (6) months following the initial existence of such events or conditions.
“Termination for Cause” shall be the result of a good faith finding by the Company that you have engaged in: (i) willful fraud or willful material dishonesty in connection with your employment by the Company; (ii) intentional failure by you to substantially perform your duties hereunder or gross neglect in the performance of such duties; (iii) your gross misconduct that is materially detrimental to the Company’s reputation, goodwill or business operations; (iv) your breach of any of the covenants in this offer or attachments hereto; or (v) your conviction of, or plea of nolo contendere to, a charge of commission of a felony; provided that prior to any Termination for Cause you are given written notice with specificity of any such reasons and a reasonable opportunity to cure if such a cure is reasonably possible.

Maria Stahl
September 13, 2010

Appendix B
Payments Subject to Section 409A
Subject to the provisions in this Appendix B, any Severance Compensation or benefits under this offer of employment shall be made only upon the date of your “separation from service” (determined as set forth below) which occurs on or after the date of termination of your employment. The following rules shall apply with respect to distribution of the Severance Compensation, if any, to be provided to you under this letter:
(i) It is intended that each installment of the Severance Compensation shall be treated as a separate “payment” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, and the guidance issued thereunder (“Section 409A”). Neither the Company nor you shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.
(ii) If, as of the date of your “separation from service” from the Company, you are not a “specified employee” (within the meaning of Section 409A), then each installment of the Severance Compensation shall be made on the dates and terms set forth in this letter.
(iii) If, as of the date of your “separation from service” from the Company, you are a “specified employee” (within the meaning of Section 409A), then:
(a) each installment of the Severance Compensation due under this letter that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the separation from service occurs, be paid within the short-term deferral period (as defined under Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation § 1.409A-1(b)(4) to the maximum extent permissible under Section 409A, and shall be made on the dates and terms set forth in this letter; and
(b) each installment of the Severance Compensation due under this letter that is not described in this Appendix, (iii)(a) above and that would, absent this subsection, be paid within the six-month period following your “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, your death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following your separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of Severance Compensation if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation § 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation § 1.409A-1(b)(9)(iii) must be paid no later than the last day of your second taxable year following the taxable year in which the separation from service occurs.

Maria Stahl
September 13, 2010

(iv) The determination of whether and when your separation from service from the Company has occurred shall be made and in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation § 1.409A-1(h). Solely for purposes of this Appendix B, (iv), “Company” shall include all persons with whom the Company would be considered a single employer as determined under Treasury Regulation Section 1.409A-1(h)(3).
(v) All reimbursements and in-kind benefits provided under this letter shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during your lifetime (or during a shorter period of time specified in this letter), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.
(vi) Notwithstanding anything herein to the contrary, the Company shall have no liability to you or to any other person if the payments and benefits provided hereunder that are intended to be exempt from or compliant with Section 409A are not so exempt or compliant.